Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: MAY 23, 2012 / 12:00PM GMT
OVERVIEW:
BIG announced 1Q12 adjusted income from continuing operations of $44.2m or $0.68 per diluted share. Management guided to 2Q12 EPS from continuing operations of $0.37-0.42 and FY12 EPS from continuing operations of $3.25-3.40.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - IR
Tim Johnson Big Lots, Inc. - SVP, Finance
Joe Cooper Big Lots, Inc. - EVP, CFO & President, Big Lots Canada
Steve Fishman Big Lots, Inc. - Chairman, CEO & President

CONFERENCE CALL PARTICIPANTS
Laura Champine Canaccord Genuity - Analyst
Matt Boss JPMorgan - Analyst
Jeff Stein Northcoast Research - Analyst
David Mann Johnson Rice - Analyst
Peter Keith Piper Jaffray - Analyst
Dan Wewer Raymond James - Analyst
Charles Grom Deutsche Bank - Analyst
Anthony Lebiedzinski Sidoti & Co. - Analyst
Patrick McKeever MKM Partners - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2012 teleconference. This call is being recorded. During this session, all lines will be muted until the question-and-answer portion of the call. (Operator Instructions). At this time, I would like to introduce today's first speaker, Senior Vice President of Finance, Tim Johnson. Please go ahead, sir.

Andy Regrut - Big Lots, Inc. - IR

Thanks Chris and thank you everyone for joining us for our first quarter conference call. With me here today in Columbus are Steve Fishman, our Chairman, CEO and President; Chuck Haubiel, Executive Vice President, Real Estate, Legal and General Counsel; Joe Cooper, Executive Vice President and Chief Financial Officer of Big Lots and President of Big Lots Canada; and Tim Johnson, Senior Vice President of Finance.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and SEC filings and that actual results can differ materially from those described in our forward-looking statements.

Our consolidated financials include results from our U.S. operations and from our Canadian business that was acquired on July 18, 2011. Our statements also include immaterial amounts of discontinued operations activity.

All commentary today is focused on adjusted non-GAAP results from continuing operations. That is, excluding the non-recurring non-cash after-tax charge of $3.4 million, or $0.05 per diluted share mentioned in today's press release. As a reminder, this charge relates to our previously announced change in accounting principal related to inventory valuation and was the direct result of our successful go-live of a new merchandising system at the beginning of the fiscal year. A reconciliation of GAAP to non-GAAP adjusted earnings is available in today's press release.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Given our annual meeting of shareholders begins at 9 a.m., our comments will be brief to allow for Q&A to be completed by 8.45. With that, I'll turn it over to TJ.

Tim Johnson - Big Lots, Inc. - SVP, Finance

Thanks Andy and good morning everyone. I am going to briefly cover Q1 results and then turn it over to Joe to update you on our progress in Canada, and also to speak to our forward guidance. After Joe, Steve will finish with his perspective on results and our merchandising efforts going forward.

Sales for U.S. operations were $1.262 billion, an increase of 2.8% compared to the $1.227 billion we reported for the first quarter of last year. Comparable store sales for stores open at least 15 months decreased 0.8%, which was below our original guidance of a 2% to 4% increase. Comp trends to plan varied widely during the quarter. For the first half of the quarter, comps were positive and sales dollars were essentially on plan. In the last half of the quarter, we expected to see higher comps against the softer compares from Q1 of 2011. This trend did not unfold and comps were actually down to the prior year. To give you a sense of magnitude, the month of April alone accounted for nearly 75% of the sales shortfall for the quarter. so our miss to plan was rather abrupt and the variance to plan widened in the higher volume weeks of April driving Q1 results below our guidance.

From a merchandise perspective, Furniture and Hardlines were the best-performing categories each comping up mid-single digits. Next was Lawn and Garden, which was up low-single digits. Actually the department was trending to a stronger result pre-Easter, but did slow in the last two weeks of April. The balance of the Seasonal category was down slightly. The Home category comps were essentially flat for Q1.

The two most challenging areas in merchandising were Consumables and Electronics. Consumables was down low singles and Electronics was slightly positive after a 20% comp in Q4. The combination of the miss in Consumables and the slowdown in Electronics trends contributed to nearly 3 points of the comp miss to our original forecast, or said another way, was the large majority of our miss. In a moment, Steve will go through more details of category learnings, adjustments, and go-forward expectations.

For the first quarter of fiscal 2012, adjusted operating profit dollars for our U.S. operations were $80.6 million, as our rate declined to 6.4% compared to 7% last year. As anticipated, our adjusted gross margin rate was down slightly at 40.1% compared to last year due to higher fuel costs and a higher markdown rate to turn inventory and stay fresh. These challenges were partially offset by a favorable merchandise mix and improving shrink results.

Total expense dollars were $426 million, and the first quarter SG&A rate was 33.7%, up 50 basis points to last year. Expense deleverage over a lower than expected sales base came from higher depreciation costs and higher occupancy-related costs along with an increase in advertising spend. Interest expense for U.S. operations was essentially unchanged to the prior year. Our U.S. tax rate of 37.3% was below last year's rate of 38.9% with the lower rate related to settlement activity which was planned and was included in our initial guidance.

In total, our U.S. business reported adjusted income from continuing operations of $50.3 million, or off approximately 4% to last year. EPS from U.S. operations was $0.77 per diluted share for the first quarter compared to last year's $0.70 per diluted share.

From a real estate perspective, we opened 10 new stores and closed six in the first quarter leaving us with 1,454 stores and total selling square footage of 31.6 million.

Joe will touch on Canada in a moment, but in terms of the P&L, sales in the first quarter were $32.2 million with a net loss of $6.1 million, or $0.09 per diluted share. This result was on plan and actually at the better end of our original guidance.

So in total, from a consolidated point of view, we reported adjusted income from continuing operations of $44.2 million, or $0.68 per diluted share. This compares to $52.5 million or $0.70 per diluted share a year ago when we had only U.S. operations.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Moving on to the balance sheet, inventory on a consolidated basis ended the first quarter of fiscal 2012 at $848 million, up 8% to last year, with the key drivers being an increase in U.S. store count, a 1% increase in U.S. per store inventory, and the impact of the acquisition of our Canadian operations.

CapEx for the quarter totaled $18.3 million compared to $19.2 million last year and depreciation expense was $25.3 million, an increase of $4.6 million to last year.

Consolidated cash flow, defined as operating activities less investing activities, for the quarter was $108 million or up slightly to $106 million last year. Included in the $108 million of cash flow was approximately $12 million of cash investment in Canada to fund building of inventory levels and operating losses incurred during the quarter.

We ended the quarter with $83 million of cash and cash equivalents and no borrowings under our credit facility compared to $284 million of cash and cash equivalents and no borrowings under our credit facility for the same period last year. Our net use of cash and debt over the last 12 months was focused on share repurchase activity, funding our Canadian operations, and paying off borrowings under our credit facility.

During the first quarter of fiscal 2012, we invested $99 million to repurchase 2.5 million shares of our stock at an average price of $39.32. This activity exhausted the May 2011 Share Repurchase Program, which resulted in a total investment of $400 million to repurchase 11.7 million shares at an average price of $34.11 per share. As noted in today's press release, last night, our Board of Directors approved a new share repurchase program providing for the repurchase of up to $200 million of our common stock. I will now turn it over to Joe for an update on Canada and our forward guidance.

Joe Cooper - Big Lots, Inc. - EVP, CFO & President, Big Lots Canada

Thanks TJ. During the first quarter of fiscal 2012, we continued to make progress in the turnaround strategy for Big Lots Canada. From a merchandising perspective, our inventory levels grew and the quality and breadth of assortment continued to improve. Inventory ended the quarter at approximately $25 million with our target level to be consistently in that $25 million to $30 million range. Based on sales results for the quarter, we believe the customer feedback to our changes and assortment and quality continues to be encouraging, particularly in the areas of Furniture, Seasonal and Consumables. The last major category where we continue to build our assortment is Home. We believe we are on track to have a fully assorted store by early Q3.

On the talent front, we are essentially staffed at this point with our last executive team member, a head of merchandising with extensive experience in the Canadian market, joining us in the last 30 days. With this final hire, the team is now in place.

We also continue to raise our in-store standards and build our store team to help us achieve our goals. Additionally, we continue to evaluate the potential of our stores given our current real estate. From a stores perspective, we ended Q1 with 82 Liquidation World and LW stores.

Now turning to forward guidance, for Q2, we expect income from U.S. operations to be in the range of $0.44 to $0.49 per diluted share compared to $0.52 per diluted share in the second quarter of fiscal 2011. This is based on a total U.S. sales increase in the range of 3% to 4% and comparable store sales in the range of slightly negative to slightly positive.

The gross margin rate for the second quarter of fiscal 2012 is expected to be above last year's second quarter rate, while our expense rate is expected to increase, driven by higher depreciation and occupancy-related costs, higher advertising spend, higher incentive costs and incremental headcount to support the merchandising and marketing areas of our business.

In Canada, second-quarter sales are expected to be in the range of $32 million to $35 million, resulting in a net loss in the range of $4 million to $6 million, or $0.07 to $0.10 per diluted share. And for the consolidated company, income from continuing operations is estimated to be in the range of $0.37 to $0.42 per diluted share, compared to income of $0.50 per diluted share for the second quarter of fiscal 2011.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Our updated outlook for the full year of fiscal 2012 calls for consolidated adjusted income from continuing operations to be in the range of $3.25 to $3.40 per diluted share. This compares to fiscal 2011 of $2.99 per diluted share. As noted last quarter, we are operating under a 53-week retail calendar for fiscal 2012, and we anticipate the impact of the extra week adds approximately $0.10 per diluted share to our earnings for the year. We expect this financial performance will result in cash flow of approximately $190 million. The average diluted share count is now forecasted to be approximately 64 million for fiscal 2012 with no assumption for additional share repurchase activity.

For our U.S. operations, we estimate adjusted income from continuing operations to be in the range of $3.50 to $3.60 per diluted share. This compares to our 2011 result of $3.18 per diluted share. Our updated guidance is based on a total sales increase of 5.5% to 6.5% and comparable store sales in the range of flat to up 1%.

We estimate the adjusted operating profit rate for the U.S. operations for 2012 will be similar to last year. The adjusted gross margin rate for fiscal 2012 is expected to be slightly higher than 2011 driven by lower anticipated markdowns. Expenses as a percent of sales are expected to increase slightly in this model with the entire increase and more coming from higher depreciation, bonus and equity-related expense, and occupancy-related costs. You may recall our 2011 operating profit was below plan for most of the year resulting in lower bonus expense and payout to management, stores and DC operations. Excluding bonus, we see expense leverage in our 2012 model with a comp leverage point, which is estimated to be approximately a 1% comp, which by most industry comparisons is very low. Expense leverage comes from stores, DCs, credit card fees, utilities and the 53rd week, partially offset by higher depreciation expense.

Filling out the rest of the U.S. P&L for 2012, we expect net interest expense of approximately $2 million and the effective income tax rate is forecasted to be in the neighborhood of 38.0% to 39.0%.

For our Canadian operations, we expect sales to be in the range of $142 million to $152 million resulting in a net loss in the range of $14 million to $16 million or $0.23 to $0.26 per diluted share.

Now to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Thanks, Joe. So we have shared some details on results and thoughts on Q2. I want to focus my time on the merchandising elements, what worked in Q1, where we were off-track and how we expect to improve trends. From a category perspective, as TJ mentioned, Furniture and Hardlines were the leaders. Furniture delivered strong results in its largest volume quarter of the year capitalizing on tax time. Hardlines offered great brands and deals and the customer responded. Lawn and garden, our single largest seasonal business, was good where and when the weather was good. Home comps were flat and the expansion of the footage allocated to this category was completed on time and by quarter's end.

Which leads me to Consumables and Electronics where we came up short for the quarter. In each of these areas, we have completed a deep-dive assessment, have an action plan and a general understanding of when change in the stores should start to be visible to the customer. At that point, we will start to learn if we have made the appropriate adjustments.

First, Consumables. Our largest business comped down low single digits when we would have expected an increase of low single digits. Certain aspects of our pre-planned business were actually quite good, namely Specialty Food and Direct-toStore. The challenges were isolated to our business, which were more closeout in nature -- Food, HBC, Chemicals, businesses like that. In our review of these categories, we looked at all aspects of what can impact sales and in the final analysis, we believe our execution was off. We do not believe competition was an issue. We do not believe we were beat on price or see any issues with our value proposition. We don't believe placement in the store or a marketing changed from Q4 to any significant degree that would explain a slowdown in sales, and I won't allow or acknowledge macro excuses for what I believe is a straightforward execution issue.

I am the first to say this is a complicated business model, particularly in Consumables where our merchants are heavily dependent on closeout flow while also managing never outs and replenishable-type goods. I think we learned that sufficient closeout opportunities existed and the goods were available during the quarter. Our shortfall was either we bought the wrong brand or item, or we weren't broad enough in our selections, particularly in Food. With closeouts come risk. Most of the time, the deals perform very well. Other times, not so good and when we make a mistake, it can slow us down and create choppiness in our sales and merchandise flow, but we work through it, learn from the experience, and move on to the next great deal.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

We are refocusing the buying efforts and providing additional resources to the team and it is an ongoing process, but it would be my expectation that later in Q2 and into early Q3, the assortments in Consumables should improve. At that time, we will reassess the business to understand if our adjustments were successful.

This was a good reminder and exercise for the team to go through while we're in the midst of developing our next three-year long-range plan. It stretches our thinking and also reminds us of the challenges of operating a closeout business model and raises the question what, if any, tweaks or adjustments to the strategy should we be thinking about or testing for the future of this business.

Turning to Electronics, I believe execution came up short here as well; although the reasons for the miss were different than Consumables. Certain elements of the Electronics business were quite good, particularly in accessories, which was a major focus in store and in ads. In this merchandise category, we are really good when we are a close second. Meaning, if we are one version behind the curve or technology at a red hot price, we win. We believe the slowdown from Q4 2011 into Q1 2012 was the result of not keeping pace with technology. For example, in certain classifications like tablets and video games, we underestimated the end-of-life impact and our sales slowed significantly, possibly impacting related selling and transactions. Additionally, our DVD business slumped during the quarter as our inventories were out of balance and titles were somewhat out of date. New receipts and new presentations are delivering now and we are hopeful this will help. As we move through Q2, we will have change in content and presentation.

As we look forward, I would anticipate certain of our businesses will remain solid while a few could remain stressed. However, as we execute to and enter the back half of the year, we are forecasting comps to move back into positive territory as I believe the content changes coming from Consumables and Electronics will improve those businesses. I believe the recently completed Home expansion will provide an incremental sales opportunity.

After walking off the back-to-school floor sets and reinvigorating the in-store marketing, I believe we are prepared to have a good Q2 to Q3 transition. And maybe most important, I believe we have another solid nine weeks of Christmas strategy and the holiday calendar this year is quite favorable with two extra shopping days between Christmas and Thanksgiving.

So to summarize, clearly, we are not happy with the start to the year, but we believe we have identified our misses and have a plan to correct them. The closeout model is truly unique and more complex than most understand. However, it does yield opportunities to change trends in short order. We have turned around categories and entire businesses before and we see the opportunity ahead of us again. So with that, I will turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - IR

Thanks, Steve. Chris, we would now like to open the lines for questions at this time.

QUESTION AND ANSWER

Operator

(Operator Instructions). Laura Champine, Canaccord Genuity.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Laura Champine - Canaccord Genuity - Analyst

Good morning. My question, Steve, is about the guidance for the same-store sales trends to improve in the back half when you do have difficult comparisons. And I am just wondering -- I hear you saying that Consumables you expect to show some improvement, but how do you get visibility into what closeouts you will buy in Consumables and can you just give us more color on what the change is in the buying strategy there that should drive that comp improvement in the back half?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I think there are a couple things that we have been working on that actually were good for us in the third and fourth quarter of last year, particularly, and continue to be good. The basic never-out programs that we have developed over the last 12 months, Fresh Finds, in particular, and international foods, have really performed well and continue to grow as a percent to our total business, and we have some pretty exciting plans for the second and into the third quarter, particularly with expanding Fresh Finds and an international event that we did not have, so that is number one.

Number two, we actually have, although we don't like to talk about it, a little bit more visibility for the balance of the second quarter into the third quarter of closeout availability. And we are pretty pleased with what we believe will be coming in and I think you will see changes -- actually, you'll probably start to see some of the inventory in the stores in the next two weeks, and we will continue flowing through June a pretty substantial closeout opportunity that we have taken advantage of. So we feel particularly good about that.

And then I think we have pre-planned the back-to-school period really, really well, and I think you will start to see a transitional set in July there. I think Doug and the team have done a job that we have really never done before, so I am pretty excited about that. And he also has a planned transition after back-to-school for the balance of the third quarter. Again, another program that we have never done before that is extremely similar to what we have done and we have always talked about, which is the nine weeks of Christmas before.

So we kind of have a nine weeks of Christmas plan for back-to-school through the third quarter, and he has actually expanded and extended the nine weeks of Christmas for the fourth quarter to a 14-week period so that we can transition well not only during Christmas, but out of Christmas into January this year. So I think we really have our arms around the business probably more substantially than we have had in a long time.

Operator

Matt Boss, JPMorgan.

Matt Boss - JPMorgan - Analyst

Hey, guys. With 70% to 80% of the Consumables category more closeout in nature, are you seeing any signs of opportunity for an increased level of direct-from-manufacturer goods over time in this category? And is it something that you would be interested in just in terms of stabilizing the consistency in the category?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Matt, that is the question of the hour that we have asked ourselves 100 times and I think it is a really good one. I think we have always said that we have challenged our self about what is the right amount of closeout business day in and day out or in-and-out business. And I think going through this process of the next three-year long-range plan, we are going to challenge our self there.

We've talked forever about the fact that the largest piece of the closeout business is Consumables, which is the largest piece of our overall business and we have built a very large business over the last five years, particularly with that level of success. And you know, and as we do, when it is good, it is really good and when it is not, it is not and I think the relationship-building that Doug has really initiated with his team and with some of the major manufacturers, the best manufacturers in the country, that we probably didn't have as close a relationship with in the past few years is only going to continue to grow.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

He is not only structuring the business or restructuring it around giving him some more talent in those businesses, but also infusing some relationship people that we have really never had before to continue to grow those things. The answer to your question is there is some opportunities for day in and day out business from some of these manufacturers who just manufacture goods for us. The answer is yes to that too.

Matt Boss - JPMorgan - Analyst

That's great. The second question I had is, given some of the changes that you outlined in the category, and it sounds like more back-end weighted in terms of the second quarter and the second half, have you seen any signs of stabilization in Consumables and Electronics in May thus far?

Tim Johnson - Big Lots, Inc. - SVP, Finance

Matt, this is TJ. I guess from our guidance perspective, what we are communicating here is that this is kind of a flow issue or flow process through the second quarter as some of the opportunities that surfaced in the deep dive start to come into the store. That will happen gradually through the quarter, so it is a little premature for us to sit here three weeks into the quarter and talk about trends changing when really those deep dives with the merchants really just finished in the latter part of April.

So I think from a guidance perspective, I would remind people that we do have an extra ad here in the month of May, so we would have an expectation that May would be a little bit better than the balance of the quarter. That's why we put the advertising there, but it is a little premature for us to comment on current trends coming out of those deep dives, which just finished in the latter part of April.

Matt Boss - JPMorgan - Analyst

Okay, great. Good luck, guys.

Operator

(Operator Instructions). Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

I have got a financial question. Given the fact, guys, that you are looking for a down second quarter, I am wondering if you could perhaps get us from A to B. Obviously, you are still guiding to a decent full fiscal year, so it is obviously going to be heavily back-end weighted. Should we expect all of the increase to come in Q4 or are you currently looking at the possibility of having an up third quarter as well?

Tim Johnson - Big Lots, Inc. - SVP, Finance

Yes, Jeff, this is TJ. We are not breaking out the third and fourth quarter at this point. That is something we typically do not do on this call. I think from our perspective though as we move through the second quarter and into the back half of the year, based on Steve's comments earlier, we would expect gradual improvement in the merchandising area and hopefully sales will follow that.

I would like to remind everybody of a couple things. Our annual comp guidance of flat to plus 1% comp for the year, if you kind of squeeze the math on that, you are looking at the back half of the year of a comp of a little over 1% to get in that range. So it is not like we have got a terrific hockey stick here where we are expecting big, big comps in the back half of the year.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

I'd also like to remind people that this is one of the more favorable retail calendars that we will have. We have got the two extra shopping days between Thanksgiving and Christmas. Clearly, we have an expectation that will help us in the fourth quarter as well. I guess the one wildcard in the fourth quarter that would be something we are very aware of is that, in the early part of November with the national election, that historically has caused consumers to be a little bit cautious. So we try to take all of that into account, Jeff, when we set our quarters for the back half of the year.

Jeff Stein - Northcoast Research - Analyst

Got it. Thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

Yes, thank you. Good morning. Can you talk a little bit about the comment about adding resources to the team? Talk about some of the changes that may have happened in the buying team and where your plans are for the future in terms of the merchant team.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I think it might be slightly preliminary to talk about what it is going to look like as we go forward, David, and I think the fact that we're working on a long-range plan, how we want to structure this business for the next 36 months and take it from $5.5 billion to whatever the number is that we will talk about next February and March, I'd like to hold the opportunity in reserve.

But I will tell you, Consumables particularly, being one of the largest businesses that we have, we think the opportunities continue to exist to add some more support staff there from a relationship standpoint and that is what I was kind of speaking to. We have run a business for a number of years called Big Lots Capital and I think you following the Company for many years remember that in that business there were what we call finders. We made a conscious decision to take those finders and infuse five of the six of them -- five into five of our six businesses answering directly to the Vice Presidents so that they can, one, concentrate on specific businesses. One will go to Home, one will go to Furniture, one will go to Hardlines, one will go to Consumables. I'm sorry. I missed one, but the only division that won't have one right now is Seasonal because so much of their business is done overseas and is pre-planned. We don't at this particular point feel like we need that additional support.

So that is occurring as we speak, David. We haven't filled every one of the finders, but I think the majority of them have been filled and that is going to allow the merchants to do their jobs and really make rate decisions and it is going to allow finders to continue to develop and establish relationships with major manufacturers so that we can do the kinds of things that was asked of me before, like continue to build existing relationships of one being first and foremost topical of the major manufacturers when it comes to closeouts and number two, to take a look at opportunities to build potential, create closeout opportunities for us on existing merchandise at the same time too. And it frees up the buyers to be capable of making the day in and day out decisions, so we think that that is going to be a real plus. And that is just a function of us just getting bigger and bigger. That is all. But I think it will help an awful lot.

David Mann - Johnson Rice - Analyst

Okay great. Thank you.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Operator

Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray - Analyst

Hi, good morning. I just wanted to ask about the Q2 guidance, which came in below what I think most people expected. It seems that the sales guidance was not off and the gross margin is going to be up. So as I am trying to get to your numbers, it looks like something funny might be going on with the SG&A. Is there something very specific to Q2 that's maybe a little bit more expense-heavy than the rest of the year?

Tim Johnson - Big Lots, Inc. - SVP, Finance

Yes, Peter, this is TJ. I think first off at a real high level, when we adjusted our Q2 guidance from a flow standpoint, you have heard us talk about before, for every dollar above or below plan, we typically flow about 30% to operating profit. Now in the first quarter, we did much better than that. The flow-through, when you work through your model from our original guidance, was probably more like 20% to the downside. So that clearly -- expenses flexed real well in the first quarter and margins held. The team did a good job managing inventory in a tough month, particularly in April.

But for the second quarter, when you flow that 30% model through your forecasts, you are going to find the same type of thing. So for us, internally, when we moved off of plan and reset our guidance for second quarter, we saw that same 30% flow-through. We do expect the margin rate to be up slightly. That is something that we have said from day one. We took heavy, heavy markdowns last year in Lawn and Garden, as you will recall.

But also in second quarter, keep in mind, we will deleverage for a couple different reasons. First off, we do have an extra ad in the month of May and in the second quarter and with that comes incremental cost. We do have higher depreciation expense, as we have talked about and obviously on a lower sales base, that is going to create some deleverage. We do have incremental bonus expense year-over-year. We called that out in our Qs and Ks last year, so that shouldn't be a surprise to people.

So there certainly are some elements that are creating deleverage, but, from our perspective, from the beginning of the year to today, the model for second quarter is flexing as anticipated. I can't really speak to street models per se because each one of them are a little bit different.

I would say though, and I would remind people that included in our estimates for the year is an operating loss in the range of $0.07 to $0.10 in Canada and it is not always clear to me exactly how that is factored into the street models because we don't always have good visibility to that. But that is consistent with what we said at the beginning of the year. We would expect, from first quarter to second quarter, that we would make improvements and that is reflected in our guidance as well.

So a long way of answering you, but hopefully enough detail for people to understand that internally when we flexed our model based on the sales changes, the flow-through was appropriate and consistent with what we have told you in the past.

Peter Keith - Piper Jaffray - Analyst

Okay, that's helpful, Tim and good luck this coming quarter.

Tim Johnson - Big Lots, Inc. - SVP, Finance

Thanks.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James - Analyst

Steve, I have become concerned that Big Lots' philosophy on not adding coolers and freezers is placing the Company at a competitive disadvantage in Consumables. Looking at companies such as Family Dollar, Dollar General collectively will open almost 1200 stores this year and many of those are in neighborhoods where Big Lots competes. And they have been increasing the number of coolers and freezers from five stores to as many as 20 a store.

So again, I understand your view about the economics of coolers not being favorable, but I am not sure that the customer really cares about the economics. They are looking for a more convenient shopping trip. So what are your thoughts on as to whether or not that type of investment will ultimately be needed to make yourself more competitive?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Dan, I think that is a very fair challenge and I think it is something that we question all the time to ourselves also and try to understand the potential complicated nature of making that decision and trying to execute it versus just saying we want to do it. And I think very clearly it is fair enough that I, along with Doug, are challenging ourselves to understand what we should be doing and how we should be running the Consumables business and probably in the long-range plan next spring, we can speak much more to that.

Dan Wewer - Raymond James - Analyst

Okay. And just one other thing real quick, you were calling out the execution issues in consumer electronics. But when I look at the results being put up by Best Buy and RadioShack and HH Gregg in consumer electronics, this just looks like an industry that is definitely in a cyclical, maybe a secular decline, not an execution issue.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Well, when we say execution, we are talking about how we make decisions in how we go to market for the merchandise content that we are talking about. And I think the real surprise to us in the first quarter was the change in the trend from the fourth quarter to the first quarter. If you really take a look at our business versus those people and of course, we are not even remotely in the electronics business the way that Best Buy and HH Gregg and some of the other people are. We are in classifications of the business and as we mentioned, we like to be a close second in those businesses. The business still trended up comp in the first quarter. It is just that the trend shifted so dramatically from the fourth quarter to the first quarter and that was the real surprise to us.

We still think that there is a great opportunity. We are selling the heck out of accessories. It is just a booming business for us and it is a high margin business. We like that piece of the business. The tablet business is really right for us to be in in great values and we are in that as long as we stay up with the technology and we don't allow ourselves to get behind it. And that is what happened to us moving to a 4.0 Android versus a 2. something in the fourth quarter that sold very, very well that didn't sell in the fourth quarter.

And then the execution issue was in the DVD business, which is a very large business of ours that we didn't execute well. We had choppy inventory in the first quarter. We had the wrong titles, we had inconsistent inventories there and in the gaming business and that is probably just about fixed at this particular point.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Dan Wewer - Raymond James - Analyst

Okay. For what it's worth, Best Buy indicated their DVD and gaming software business was down about 24% in comp stores, so it sounds like you did better than they did.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Yes, yes, they are challenged. They are challenged. We understand that, but we are in the real value business too. We are selling DVDs in the $3, $5, $8 and $10 range, not in the $15 to $20 and $30 range. So there is still a large customer out there who is buying an awful lot of that value from us.

Dan Wewer - Raymond James - Analyst

Fair enough. Well, thank you.

Operator

(Operator Instructions). Charles Grom, Deutsche Bank.

Charles Grom - Deutsche Bank - Analyst

Thanks. Good morning, Steve, TJ, Jeff. So on this Consumables issue, it's the second time in two years it has flared up. Do you guys as you kind of do this and complete the deep dive, do you guys believe there is a structural problem here? If you look at 80% roughly of your business is closeout in that category, it seems like that is the area of weakness, but then when you call out the pre-planned business, it seems like that is the area that you have changed over the past couple of years and has really been an area of strength. So I am wondering as we go through the year, will we hear about more changes structurally to this segment and do you believe there is an issue there?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Chuck, I am going to be repetitive because I think I commented on that very same question earlier on today. We challenge ourselves all the time. We need to understand what is the right mix of business to be doing in every one of our businesses, not just Consumables. By the way, last year was a really good Consumables year, so it was a couple of years ago that we had the same challenge. It is very clear that it is the level of the closeouts that we have and the quality of those closeouts. And we have worked at establishing some of the business, particularly in the food area that we have done a better job in. With Fresh Finds and international foods, we have talked about the consistency of trying to build that business. I think it is a very fair challenge on your part and all the other analysts who are questioning us and we are doing the same thing about questioning ourselves. And I think we are adjusting as quickly as we possibly can to run the business so that we continue to grow the top line, not just the bottom line of the business.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Yes, good morning. I was wondering if you could comment on your lack of e-commerce. Do you think that is hurting your business and do you have any updated thoughts on e-commerce?

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP, Finance

No. Anthony, I think to Steve's point earlier, we are right in the middle of a long-range plan process, really looking at the next three years. So if there is any -- that is obviously a pretty significant undertaking to move into that business. So if there is anything to comment on there, it would be in light of a three-year plan we would speak to next year.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay, thank you.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks. Good morning, everyone. Just wondering if you could comment about the closeout deal opportunity outside of Consumables. How are things looking there? Has there been any change in availability, anything exciting coming down the road here over the next few months? Any big deals envisioned? Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I think the secret sauce to our business is the fact that you will see the deals in the stores when you see them. And I think that is something we have always held very, very close to our vest. But I think that there is good flow in every one of the businesses that we deal in at this particular point. Consumables, Home, Hardlines, all three of those businesses, I think as we move through the second quarter and into the third quarter, we feel particularly good about right now. But I think you'll have to judge that on your own when you go into the stores and see what those great deals are. But we feel pretty good about it.

Patrick McKeever - MKM Partners - Analyst

And then, Steve, you have talked over the past couple of years or so about how your customer is not resistant, so to speak, to higher price points if the value is there. I mean does that -- again, looking outside of the Consumables business, does that still hold true today or has there been any change there?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Absolutely none, absolutely none. And in fact, it continues to be about the quality of the deal and the brand and the value relationship, not about a price point. Our average sales check continues to rise. Our average unit retail continues to rise. The deals that we are getting are better quality from better name-brand manufacturers than ever before and we are real excited about all that potential and there has been absolutely no resistance whatsoever to individual price points by classification. It is all about the great value that we are presenting.

And the thing that we continue to hear, and we continue to be told by our customer, is it is all about the deal; it is not about the price. We continue to be a leader in value proposition and what we are offering and there is absolutely no resistance. And probably the number one reason why a customer comes to us continue is the great values that we are offering. So I wish I could find even better more deals at higher retails if they became available to us with wonderful branded manufacturers.

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MAY 23, 2012 / 12:00PM, BIG - Q1 2012 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Sounds good. Thanks very much.

Andy Regrut - Big Lots, Inc. - IR

Thank you, Chris and thank you, everyone, for joining us here on our first-quarter call. We look forward to talking to you again at the end of May.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 p.m. on Wednesday, June 6, 2012. You can access the replay by dialing 888-203-1112 -- that is toll-free US and Canada -- or 719-457-0820 international and entering pass code 1866714. Again, that phone number is 888-203-1112 or 719-457-0820 and the international pass code is 1866714. This concludes today's presentation. Thank you for your participation. You may now disconnect.

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